Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JULY 30, 2011

– Year-over-year Q2 earnings improvement driven by 15.5% comparable store sales growth, gross margin rate improvement, and SG&A leverage –

– Company updates outlook for balance of 2011 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 16, 2011)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 30, 2011.

Overview of Results for the Second Quarter and Six Months Ended July 30, 2011

For the second quarter ended July 30, 2011, the Company recorded a net loss of $8.4 million, or $.05 per diluted share. Those results included after-tax charges totaling $0.8 million comprised of:

•	a pension and related benefit charge, a write-down of a third party receivable, and an asset impairment charge totaling $1.8 million and

•	the reversal of approximately $1.0 million in state income tax reserves deemed no longer necessary.

Excluding these after-tax charges, the Company would have recorded a net loss of $7.6 million, or $.05 per share, for the second quarter ended July 30, 2011.

For last year’s second quarter ended July 31, 2010, the Company posted a net loss of $32.2 million, or $.21 per share. Those results included after-tax charges totaling $11.7 million, or $.08 per share, comprised of $10.6 million of net lease termination costs and $1.1 million of severance and other store closing costs. Excluding these after-tax charges, the Company would have recorded a net loss of $20.5 million, or $.13 per share, for the second quarter ended July 31, 2010.

For the six months ended July 30, 2011, the Company recorded net income of $20.0 million, or $.12 per diluted share. Those results included after-tax charges totaling $2.9 million, or $.02 per share, comprised of:

•	the aforementioned pension and related benefit charge, third-party receivable write-down, and asset impairment charge totaling $1.8 million,

•	$1.8 million of store closing expenses,

•	a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes) and

•	the aforementioned reversal of approximately $1.0 million in state income tax reserves.

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Excluding these after-tax charges, the Company would have recorded net income of $22.9 million, or $.14 per share, for the six months ended July 30, 2011.

For the prior year six months ended July 31, 2010, the Company recorded a net loss of $13.4 million, or $.09 per diluted share. Those results included after-tax charges totaling $12.8 million, or $.09 per share, comprised of the aforementioned net lease termination costs of $10.6 million and $2.2 million of severance and other store closing costs. Excluding these after-tax charges, the Company would have recorded a net loss of $0.6 million, or $.00 per share, for the six months ended July 31, 2010.

Comments on the Second Quarter and Six Months Ended July 30, 2011

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am very pleased with the significant improvement in our operating performance for the second quarter and six months ended July 30, 2011 which resulted from strong comparable store sales growth, continued gross margin rate expansion, and meaningful SG&A leverage.

“Our 15.5% second quarter comparable store sales increase exceeded our expectations as we experienced strength throughout the quarter.” Comparable store sales grew 12.7% for the six months.

In the Saks Fifth Avenue stores, numerous merchandise categories showed strength during the quarter, including women’s apparel, women’s shoes, men’s apparel, and men’s accessories. The New York City flagship store sales performance was in line with the Company’s aggregate comparable store sales performance during the quarter.

Saks Direct posted approximate 50% and 36% comparable store sales increases for the second quarter and six months, respectively. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for both the quarter and six months.

For the second quarter, the gross margin rate was 38.0%, a 70 basis point improvement over last year’s second quarter rate of 37.3%, principally resulting from increased full-price selling. For the six month period, the gross margin rate also improved 70 basis points from 40.4% last year to 41.1% in the current year.

Excluding the previously noted certain items, the Company achieved 190 and 80 basis points of SG&A leverage for the quarter and six months, respectively. As a percent of sales (excluding the certain items), SG&A expenses were 26.9% in the second quarter this year compared to 28.8% in the prior year second quarter and 25.7% for the current year six months compared to 26.5% for the same period last year. The leverage for the first half of the fiscal year was achieved in spite of incurring incremental expenses to support the growth in Saks Direct as well as targeted incremental media spending and an increase in employee benefit expense.

Excluding the aforementioned certain items, the Company lowered its operating loss to 0.1% of sales in the second quarter from a loss of 3.8% of sales in the prior year second quarter. Excluding the aforementioned certain items, the Company’s operating income was 4.5% of sales for the current year six months, an improvement over operating income of 1.9% of sales in the prior year six month period.

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Balance Sheet Highlights

Consolidated inventories at July 30, 2011 totaled $689.2 million, a 2.7% increase over the prior year on both a total and comparable stores basis.

At quarter end, the Company had approximately $294.0 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at July 30, 2011, $23.3 million of the $230 million 2.0% convertible notes balance and $12.9 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at July 30, 2011 totaled approximately $548.8 million, and debt-to-capitalization was 32.4% (without giving effect to cash on hand).

Net capital spending for the second quarter and six months ended July 30, 2011 totaled approximately $11.9 million and $23.4 million, respectively.

Outlook for the Balance of 2011

Sadove noted, “Through the second quarter, our customers remained confident and continued to respond to our differentiated merchandise, service initiatives, and creative marketing. With the recent increased volatility and downturn in the financial markets and the overall uncertainty in the macroeconomic environment, we are approaching the fall season a bit more cautiously and will continue to be very strategic with our expense, capital, and inventory spending, making investments in areas with the most potential for profitable growth.”

The Company’s assumptions for the balance of 2011 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-to-high single digit range in the second half of the fiscal year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the balance of the year.

•

Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects a year-over-year gross margin rate increase of 40 to 70 basis points in the second half of the fiscal year, with more year-over-year improvement expected in the third quarter than in the fourth quarter. The Company’s gross margin rate is typically higher in the first half than in the second half of the fiscal year.

•	Based on current sales expectations, the Company expects year-over-over SG&A expenses as a percent of sales to be relatively flat in the second half of the fiscal year,

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with deleverage expected in the third quarter and leverage expected in the fourth quarter. SG&A dollar increases primarily are expected from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), targeted investment spending to support Saks Direct growth and the Company’s multi-channel initiatives, targeted incremental media spending, and an increase in employee benefit expense.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $158 million to $160 million for the second half of 2011. Depreciation and amortization, which is included in the above amounts, should total approximately $122 million for the fiscal year.

•	Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $20 million for the second half of 2011.

•	An effective tax rate of approximately 40.0% for the year.

•

A basic common share count of approximately 157 million and a diluted common share count of approximately 202 million for the full fiscal year. Share counts used in earnings per share calculations will fluctuate by quarter during the year based on income levels, convertible debt, and stock options.

•	Net capital expenditures of approximately $70 million to $75 million for the full year.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the second quarter and six months ended July 30, 2011 compared to last year’s second quarter and six months ended July 31, 2010 were:

	This Year	Last Year	Total Increase	Comparable Increase
Second Quarter	$670.2	$593.1	13.0%	15.5%
Six months	$1,396.2	$1,260.6	10.8%	12.7%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Second Quarter	$8.5	$6.8
Six months	$17.2	$14.2

Other Information

For the current and prior year second quarters and six months ended July 30, 2011 and July 31, 2010, respectively, the Company’s two convertible debt instruments were not dilutive; therefore, the applicable shares (approximately 40.9 million) were not added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million per quarter) was not added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, August 16, 2011 to discuss results for the second quarter and six months ended July 30, 2011. To participate, please call (201) 689-8874 or (877) 407-8817 (10 minutes prior to the call). A replay of the call

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will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 362241).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 46 Saks Fifth Avenue stores, 59 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	July 30, 2011		July 31, 2010
Net sales	$670,180	100.0%	$593,145	100.0%
Cost of sales	415,635	62.0%	371,874	62.7%

Gross margin	254,545	38.0%	221,271	37.3%

Selling, general and administrative expenses	183,444	27.4%	170,575	28.8%
Other operating expenses:
Property and equipment rentals	24,896	3.7%	24,837	4.2%
Depreciation and amortization	28,868	4.3%	29,682	5.0%
Taxes other than income taxes	20,595	3.1%	18,700	3.2%
Store pre-opening costs	413	0.1%	298	0.1%
Impairments and dispositions	166	0.0%	21,560	3.6%

Operating loss	(3,837)	-0.6%	(44,381)	-7.5%

Other income (expense):
Interest expense	(13,043)	-1.9%	(14,291)	-2.4%
Loss on extinguishment of debt	—	0.0%	(4)	0.0%
Other income (expense), net	463	0.1%	(720)	-0.1%

Loss before income taxes	(16,417)	-2.4%	(59,396)	-10.0%

Benefit for income taxes	(8,048)	-1.2%	(27,162)	-4.6%

Net loss	$(8,369)	-1.2%	$(32,234)	-5.4%

Per-share amounts - Basic
Net loss	$(0.05)		$(0.21)

Per-share amounts - Diluted
Net loss	$(0.05)		$(0.21)

Weighted average common shares:
Basic	156,733		153,956
Diluted	156,733		153,956

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	July 30, 2011		July 31, 2010
Net sales	$1,396,178	100.0%	$1,260,583	100.0%
Cost of sales	821,699	58.9%	751,581	59.6%

Gross margin	574,479	41.1%	509,002	40.4%

Selling, general and administrative expenses	361,815	25.9%	334,070	26.5%
Other operating expenses:
Property and equipment rentals	50,237	3.6%	50,506	4.0%
Depreciation and amortization	58,092	4.2%	58,542	4.6%
Taxes other than income taxes	44,158	3.2%	41,136	3.3%
Store pre-opening costs	547	0.0%	300	0.0%
Impairments and dispositions	3,034	0.2%	23,375	1.9%

Operating income	56,596	4.1%	1,073	0.1%

Other income (expense):
Interest expense	(26,639)	-1.9%	(28,430)	-2.3%
Loss on extinguishment of debt	(539)	0.0%	(4)	0.0%
Other income, net	996	0.1%	(530)	0.0%

Income (loss) before income taxes	30,414	2.2%	(27,891)	-2.2%

Provision for income taxes	10,374	0.7%	(14,442)	-1.1%

Net income	$20,040	1.4%	$(13,449)	-1.1%

Per-share amounts - Basic
Net income	$0.13		$(0.09)

Per-share amounts - Diluted
Net income	$0.12		$(0.09)

Weighted average common shares:
Basic	156,568		153,847
Diluted	160,682		153,847

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	July 30, 2011	July 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$293,977	$161,442
Merchandise inventories	689,223	670,933
Other current assets	83,492	96,747
Deferred income taxes, net	66,434	44,215

Total current assets	1,133,126	973,337

Property and equipment, net	872,372	920,490
Deferred income taxes, net	161,070	223,786
Other assets	28,583	28,982

TOTAL ASSETS	$2,195,151	$2,146,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$143,593	$116,924
Accrued expenses and other current liabilities	220,078	252,658
Current portion of long-term debt	148,464	28,738

Total current liabilities	512,135	398,320

Long-term debt	364,132	497,616
Other long-term liabilities	138,050	188,744

Total liabilities	1,014,317	1,084,680
Commitments and Contingencies
Shareholders’ Equity	1,180,834	1,061,915

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,195,151	$2,146,595